Exhibit 1.1

ZILLOW GROUP, INC.

$1,000,000,000

Class C Capital Stock

($0.0001 par value)

Equity Distribution Agreement

February 17, 2021

Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.
388 Greenwich Street	60 Wall Street
New York, New York, 10013	New York, New York 10005

Goldman Sachs & Co. LLC	Evercore Group L.L.C.
200 West Street	55 East 52nd Street
New York, New York 10282-2198	New York, New York 10055

Credit Suisse Securities (USA) LLC	J.P. Morgan Securities LLC
Eleven Madison Avenue	383 Madison Avenue
New York, New York 10010	New York, New York 10179

Morgan Stanley & Co. LLC	Zelman Partners LLC
1585 Broadway	330 Madison Avenue, 34th Floor
New York, New York 10036	New York, New York 10017

BofA Securities, Inc.
One Bryant Park
New York, New York 10036

Ladies and Gentlemen:

Zillow Group, Inc., a corporation organized under the laws of Washington (the “Company”), confirms its agreement (this “Agreement”) with Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Credit Suisse Securities (USA) LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc., Evercore Group L.L.C., J.P. Morgan Securities LLC and Zelman Partners LLC (each, a “Manager”, and collectively, the “Managers”) as follows:

1. Description of Shares. The Company proposes to issue and sell through or to the Managers, as sales agent and/or principal, shares of the Company’s Class C capital stock, $0.0001 par value (“Capital Stock”), having an aggregate gross sales price of up to $1,000,000,000.00 (the “Shares”), from time to time during the term of this Agreement and on the terms set forth in Section 3 of this Agreement. For purposes of selling the Shares through the Managers, the Company hereby appoints the Managers as exclusive agent of the Company for the purpose of soliciting purchases of the Shares from the Company pursuant to this Agreement, and the Managers agree to use their reasonable efforts, consistent with their normal trading and sales practices, to solicit purchases of the Shares on the terms and subject to the conditions stated herein. The Company agrees that whenever it determines to sell the Shares directly to the Managers as principal, it will enter into a separate agreement (each, a “Terms Agreement”) with such Manager in substantially the form of Annex I hereto, relating to such sale in accordance with Section 3 of this Agreement. Certain terms used herein are defined in Section 19 hereof.

2. Representations and Warranties. The Company represents and warrants to, and agrees with, each of the Managers at the Execution Time and on each such time the following representations and warranties are repeated or deemed to be made pursuant to this Agreement, as set forth below.

(a) The Company meets the requirements for use of Form S-3 under the Securities Act and has prepared and filed with the Commission an automatic shelf registration statement, as defined in Rule 405 (File Number 333-253207) on Form S-3, including a related Base Prospectus, for registration under the Securities Act of the offering and sale of the Shares. Such Registration Statement, including any amendments thereto filed prior to the Execution Time or prior to any such time this representation is repeated or deemed to be made, became effective upon filing. The Company will file with the Commission the Prospectus Supplement relating to the Shares in accordance with Rule 424(b). As filed, the Prospectus contains all information required by the Securities Act and the rules thereunder in all material respects, and, except to the extent the Managers shall agree in writing to a modification, shall be in all substantive respects in the form furnished to the Managers prior to the Execution Time or prior to any such time this representation is repeated or deemed to be made. The Registration Statement, at the Execution Time, each such time this representation is repeated or deemed to be made, and at all times during which a prospectus is required by the Securities Act to be delivered (whether physically, deemed to be delivered pursuant to Rule 153 or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time. Any reference herein to the Registration Statement, the Base Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, the Prospectus Supplement or the Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, the Prospectus Supplement or the Prospectus, as the case may be, deemed to be incorporated therein by reference.

(b) To the extent that the Registration Statement is not available for the sales of the Shares as contemplated by this Agreement or the Company is not a “well known seasoned issuer” as defined in Rule 405 or otherwise is unable to make the representations set forth in Section 2(e) at any time when such representations are required, the Company shall file a new registration statement with respect to any additional shares of Capital Stock necessary to complete such sales of the Shares and shall cause such registration statement to become effective as promptly as practicable. After the effectiveness of any such registration statement, all references to “Registration Statement” included in this Agreement shall be deemed to include such new registration statement, including all documents incorporated by reference therein pursuant to Item 12 of Form S-3, and all references to “Base Prospectus” included in this Agreement shall be deemed to include the final form of prospectus, including all documents incorporated therein by reference, included in any such registration statement at the time such registration statement became effective.

(c) On each Effective Date, at the Execution Time, at each Applicable Time, at each Settlement Date and at all times during which a prospectus is required by the Securities Act to be delivered (whether physically, deemed to be delivered pursuant to Rule 153 or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, the Registration Statement complied and will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the respective rules thereunder and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b), at the Execution Time, at each Applicable Time, on each Settlement Date and at all times during which a prospectus is required by the Securities Act to be delivered (whether physically, deemed to be delivered pursuant to Rule 153 or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, the Prospectus (together with any supplement thereto) complied and will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the respective rules thereunder and did not and will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by the Managers specifically for inclusion in the Registration Statement or the Prospectus (or any supplement thereto).

(d) At the Execution Time, at each Applicable Time and at each Settlement Date, the Disclosure Package does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by the Managers specifically for use therein.

(e) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus),

(iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Shares in reliance on the exemption in Rule 163, and (iv) at the Execution Time and on each such time this representation is repeated or deemed to be made (with such date being used as the determination date for purposes of this clause (iv)), the Company was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405. The Company agrees to pay the fees required by the Commission relating to the Shares within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(f) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Shares and (ii) as of the Execution Time and on each such time this representation is repeated or deemed to be made (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

(g) Each Issuer Free Writing Prospectus does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by the Managers specifically for use therein.

(h) The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the Securities Act, and the Company is not the subject of a pending proceeding under Section 8A of the Securities Act in connection with the offering of the Shares.

(i) The Capital Stock is an “actively-traded security” exempted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

(j) The Company has not entered into any other sales agency agreements or other similar arrangements with any agent or any other representative in respect of at the market offerings of the Shares in accordance with Rule 415(a)(4) of the Securities Act.

(k) The Company has not taken and will not take, directly or indirectly, without giving effect to activities by the Managers, any action designed to or that might be reasonably expected to cause or result in unlawful stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(l) There is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.

(m) The interactive data in the eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(n) Each of the Company and the “significant subsidiaries” of the Company (as such term is defined in Rule 1-02 of Regulation S-X under the Securities Act (hereinafter referred to as “Regulation S-X”)) (the “Subsidiaries”) has been duly incorporated or organized and is validly existing under the laws of the jurisdiction in which it is chartered or organized and is in good standing if the laws of such jurisdiction require such qualification, with full corporate or similar power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Prospectus, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), except as set forth in or contemplated in the Disclosure Package and the Prospectus. The subsidiaries listed on Annex II attached hereto are the only “significant subsidiaries” of the Company as defined by Rule 1-02 of Regulation S-X.

(o) All the outstanding shares of capital stock, membership interests or membership units, as applicable, of the Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, and, except as otherwise set forth in the Disclosure Package and Prospectus, all outstanding shares of capital stock of the Subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any security interest, claim, lien or encumbrance.

(p) There is no franchise, contract or other document of a character required to be described in the Registration Statement or Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required; and the statements in the Prospectus under the headings “Description of Capital Stock” and “Plan of Distribution” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings.

(q) This Agreement has been duly authorized, executed and delivered by the Company.

(r) The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Disclosure Package and the Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

(s) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, except such as have been made under the Securities Act and such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Shares by the Managers in the manner contemplated herein and in the Disclosure Package and the Prospectus.

(t) None of the execution and delivery of this Agreement, the issue and sale of the Shares nor the consummation of any other of the transactions herein contemplated nor the fulfillment of the terms hereof will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or by-laws or comparable constituting documents of the Company or its Subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, except, in the cases of clauses (ii) and (iii), for such breach or violation as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and as would not have a material adverse effect on the consummation on the transactions contemplated by this Agreement.

(u) Other than as described in the Registration Statement or the Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company. There are no contracts, agreements or understandings between the Company and any person granting such person the right to include such securities with the Securities registered pursuant to the Registration Statement.

(v) The financial statements included in the Prospectus and the Registration Statement, together with the related schedules and notes, present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and have been prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as otherwise noted therein). Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included in the Registration Statement or the Prospectus under the Securities Act. All disclosures contained in the Registration Statement and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable.

(w) There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(x) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the best knowledge of the Company, threatened that (i) would reasonably be expected to have a Material Adverse Effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (ii) would reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus.

(y) Each of the Company and each of its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted in all material respects.

(z) Neither the Company nor any subsidiary of the Company is in violation or default of (i) any provision of its charter or bylaws or comparable constituting documents, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any subsidiary of the Company of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except, in the case of clauses (ii) and (iii), for such breach or violation as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aa) Deloitte & Touche LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements included or incorporated by reference in the Disclosure Package and the Prospectus, are independent public accountants with respect to the Company within the meaning of the Securities Act.

(bb) There are no transfer taxes or other similar fees or charges under Federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale by the Company of the Shares.

(cc) The Company has filed all tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus.

(dd) No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, that would reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus.

(ee) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are, to the knowledge of the Company, in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company has informed the Company in writing that it is denying liability or defending under a reservation of rights clause except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; since February 1, 2018, neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus.

(ff) The Subsidiaries of the Company are not currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated by the Disclosure Package and the Prospectus or as prohibited by law or by customary restrictions set forth in debt financing agreements for the Company’s Zillow Offers and Zillow Home Loans businesses.

(gg) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus.

(hh) The Company, considered together with its subsidiaries as may be required by applicable law, maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ii) The internal controls over financial reporting of the Company, considered together with its subsidiaries as may be required by applicable law, are effective and the Company, considered together with its subsidiaries, are not aware of any material weakness in their internal control over financial reporting. Since the date of the latest audited financial statements included or incorporated by reference in the Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Company’s internal control over financial reporting.

(jj) The Company, considered together with its subsidiaries as may be required by applicable law, maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.

(kk) The Company and its subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received written notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus. Except as set forth in the Disclosure Package and the Prospectus, neither the Company nor any of the subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(ll) There are no costs and liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) that would, individually or in the aggregate, have a Material Adverse Effect.

(mm) None of the following events has occurred or exists: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan, determined without regard to any waiver of such obligations or extension of any amortization period; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect; (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company or any of its subsidiaries that could have a Material Adverse Effect. None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Company and its subsidiaries; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries; (iii) any event or condition giving rise to a liability under Title IV of ERISA that could have a Material Adverse Effect; or (iv) the filing of a claim by one or more employees or former employees of the Company or any of its subsidiaries related to their employment that could have a Material Adverse Effect. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company or any of its subsidiaries may have any liability.

(nn) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that could result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and the Company and its subsidiaries have instituted and maintain policies and procedures designed to ensure compliance therewith. No part of the proceeds of the offering will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder. The Company and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted, maintained and enforced and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with such laws and with the representation and warranty contained herein.

(oo) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(pp) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union (including sanctions administered or enforced by Her Majesty’s Treasury of the United Kingdom) or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner (A) that would result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise) or (B) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions.

(qq) Neither the Company nor any of its subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding five (5) years, nor does the Company or any of its subsidiaries have any plans to engage in dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country.

(rr) The Company and its subsidiaries own, possess, license or have other rights to use all trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how, other intellectual property, and, to the knowledge of the Company, all patents and patent applications used in and necessary for the conduct of the Company and its subsidiaries’ respective businesses as now conducted in all material respects (collectively, the “Intellectual Property”). Except as set forth in the Disclosure Package and the Prospectus, or where the failure of any of the following representations to be true would not reasonably be expected to have a Material Adverse Effect: (a) to the knowledge of the Company, there is no pending or threatened action, suit, proceeding or claim by others challenging the Company’s or any of its subsidiaries’ rights in or to any such Intellectual Property; (b) to the knowledge of the Company, there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property and none of the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel is aware of any facts that would form a reasonable basis for such claim; (c) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others that the Company or any of its subsidiaries infringe or otherwise violate any patent, trademark, copyright, trade secret or other intellectual property rights of others and none of the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel is aware of any facts that would form a reasonable basis for such claim; (d) to the knowledge of the Company, there is no U.S. patent or published U.S. patent application which contains claims that dominate or may dominate any Intellectual Property described in the Registration Statement or Prospectus as being owned by the Company or any of its subsidiaries or that interferes with the issued or pending claims of any such Intellectual Property; and (e) there is no prior art of which the Company is aware that would render any U.S. patent held by the Company or any of its subsidiaries invalid or any U.S. patent application held by the Company or any of its subsidiaries unpatentable which has not been disclosed to the U.S. Patent and Trademark Office.

(ss) Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, the Company (i) does not have any material lending or other relationship with any bank or lending affiliate of any Manager and (ii) does not intend to use any of the proceeds from the sale of the Shares hereunder to repay any outstanding debt owed to any affiliate of any Manager.

(tt) Nothing has come to the attention of the Company that has caused the Company to believe that, except as disclosed in the Registration Statement, the Disclosure Package or the Prospectus, the statistical and market-related data included or incorporated by reference in the Registration Statement, the Disclosure Package or the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects, and, to the extent required by such sources, the Company has obtained the written consent to the use of such data from such sources.

(uu) (i)(x) Except as disclosed in the Disclosure Package and the Prospectus, to the Company’s knowledge, there has been no security breach of any of the Company’s or any of its subsidiaries’ information technology and computer systems, networks, hardware, software, equipment or technology (collectively, “IT Systems”), resulting in the unauthorized use, access, misappropriation or modification of the personal data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them (collectively, “Customer Personal Data”) or any other personal, personally identifiable, household, sensitive, confidential or regulated data (together with Customer Personal Data, “Data”), and (y) the Company and its subsidiaries have not received notification of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach of their IT Systems resulting in the unauthorized use, access, misappropriation or modification of Data, except as would not, in the case of this clause (i), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) the Company and its subsidiaries have complied and are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations binding on the Company and its subsidiaries relating to (A) the privacy and security of IT Systems and to the protection of such IT Systems from unauthorized use, access, misappropriation or modification and (B) the collection, use, transfer, import, export, storage, protection, disposal and disclosure by the Company or any of its subsidiaries of Data, except as would not, in the case of this clause (ii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) the Company and its subsidiaries have used reasonable efforts to establish and maintain, and have established, maintained, implemented and materially complied with, reasonable, and in accordance with generally accepted industry standards, information technology, information security, cyber security and data protection controls, policies and procedures, including oversight, access controls, encryption, technological and physical safeguards and business continuity/disaster recovery and security plans that are designed to protect against breach, destruction, loss, unauthorized distribution, use, access, disablement, misappropriation or modification, or other compromise or misuse of any information technology system or Data used in connection with the operation of the Company’s and its subsidiaries’ businesses; and (iv) there is no action, suit or proceeding by or before any court or governmental agency, authority, or body pending or, to the Company’s knowledge, threatened alleging non-compliance with any Data that would reasonably be expected to have a Material Adverse Effect.

(vv) All patent applications owned by the Company or any of its subsidiaries and filed by the Company or any of its subsidiaries with the United States Patent and Trademark Office (the “PTO”) or any foreign or international patent authority (the “Issuer Patent Applications”) have been duly and properly filed in all material respects; all inventions developed, reduced to practice and owned by the Company in which the U.S. Government has rights have been properly reported to the U.S. Government and those rights have been properly noticed in patent applications, patents and licenses relating thereto in all material respects; each of the Company and its subsidiaries has undertaken reasonable best efforts to ensure that it has complied with its duty of candor and disclosure to the PTO for the Issuer Patent Applications; the Company is not aware of any facts required to be disclosed to the PTO that were not disclosed to the PTO and which would preclude the grant of a patent for the Issuer Patent Applications; the Company has no knowledge of any facts which would preclude it from having clear title to the Issuer Patent Applications that have been identified by the Company in the Prospectus as being exclusively owned by the Company or any of its subsidiaries.

(ww) Except as would not have a Material Adverse Effect, (i) the Company and its subsidiaries use and have used any and all software and other materials distributed under a “free,” “open source,” or similar licensing model (including but not limited to the MIT License, Apache License, GNU General Public License, GNU Lesser General Public License and GNU Affero General Public License) (“Open Source Software”) in compliance with all license terms applicable to such Open Source Software; and (ii) neither the Company nor any of its subsidiaries uses or distributes or has used or distributed any Open Source Software in any manner that requires or has required (A) the Company or any of its subsidiaries to permit reverse engineering of any software code or other technology owned by the Company or any of its subsidiaries or (B) any software code or other technology owned by the Company or any of its subsidiaries to be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works or (3) redistributed at no charge.

(xx) The Company is subject to and in compliance in all material respects with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(yy) Any certificate signed by any officer of the Company and delivered to the Managers or counsel for the Managers in connection with this Agreement or any Terms Agreement shall be deemed a representation and warranty by the Company, as to matters covered thereby, to the Managers.

3. Sale and Delivery of Shares.

(a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to issue and sell Shares from time to time through the Managers, each acting as sales agent, and the Managers agree to use their reasonable efforts to sell, as sales agent for the Company, the Shares on the following terms.

(i) The Shares are to be sold on a daily basis or otherwise as shall be agreed to by the Company and the Designated Manager (as defined below) on any day that (A) is a trading day for the Nasdaq Global Select Market (“Nasdaq”) (other than a day on which the Nasdaq is scheduled to close prior to its regular weekday closing time), (B) the Company has instructed the Designated Manager by telephone (confirmed promptly by electronic mail) (such instruction, a “Placement Notice”) to make such sales and (C) the Company has satisfied its obligations under Section 6 of this Agreement. The Company will designate the time period during which sales are requested to be made, maximum amount of the Shares to be sold by the Designated Manager daily as agreed to by the Designated Manager (in any event not in excess of the amount available for issuance under the Prospectus and the currently effective Registration Statement) and the minimum price per Share at which such Shares may be sold, and any other sales parameters deemed appropriate by the Company. Subject to the terms and conditions hereof, the Designated Manager shall use its reasonable efforts, consistent with its normal trading and sales practices, to sell on a particular day all of the Shares designated for the sale by the Company on such day. The gross sales price of the Shares sold under this Section 3(a) shall be the market price for shares of the Company’s Capital Stock sold by the Designated Manager under this Section 3(a) on the Nasdaq at the time of sale of such Shares. As used herein, “Designated Manager” shall mean, with respect to any Placement Notice, the specific Manager selected by the Company to act as sales agent, provided that such Manager selected by the Company has agreed to act as sales agent.

(ii) The Company acknowledges and agrees that (A) there can be no assurance that the Designated Manager will be successful in selling the Shares, (B) the Designated Manager will incur no liability or obligation to the Company or any other person or entity if it does not sell Shares for any reason other than a failure by the Designated Manager to use its reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as required under this Agreement, and (C) the Designated Manager shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by the Designated Manager and the Company.

(iii) The Company shall not authorize the issuance and sale of, and the Designated Manager shall not be obligated to use its reasonable efforts to sell, any Share at a price lower than the minimum price therefor designated from time to time by the Company’s Board of Directors (the “Board”), or a duly authorized committee thereof, and notified to the Manager in writing. The Company or the Designated Manager may, upon notice to the other party hereto by telephone (confirmed promptly by electronic mail), suspend or terminate the offering of the Shares for any reason and at any time as it relates to the Placement Notice; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice.

(iv) The Designated Manager may make sales pursuant to each order by any method permitted by law, including without limitation (i) by means of ordinary brokers’ transactions (whether or not solicited), (ii) to or through a market maker, (iii) directly on or through any national securities exchange or facility thereof, a trading facility of a national securities association, an alternative trading system, or any other market venue, (iv) in the over-the-counter market, or (v) through a combination of any such methods, and (vi) such other sales of the Shares on behalf of the Company in its capacity as agent of the Company as shall be agreed by the Company and the Designated Manager pursuant to a Terms Agreement.

(v) The compensation to the Designated Manager for sales of the Shares with respect to which the Designated Manager acts as sales agent under this Agreement shall be 1.00% of the gross sales price of the Shares sold pursuant to this Section 3(a) and payable as described in the succeeding subsection (vi) below, and such compensation shall be allocated among and paid to the Managers in accordance with the percentage set forth opposite each Manager’s name on Schedule I hereto (the “Allocations”). The foregoing rate of compensation shall not apply when the Designated Manager acts as principal, in which case the Company may sell Shares to the Designated Manager as principal at a price agreed upon at the relevant Applicable Time pursuant to a Terms Agreement. The remaining proceeds, after further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales (the “Transaction Fees”), shall constitute the net proceeds to the Company for such Shares (the “Net Proceeds”).

(vi) The Designated Manager shall provide written confirmation (which may be by facsimile or electronic mail) to the Company and the other Managers following the close of trading on the Nasdaq each day in which the Shares are sold under this Section 3(a) setting forth the number of the Shares sold on such day, the aggregate gross sales proceeds and the Net Proceeds to the Company, and the compensation payable by the Company to the Managers with respect to such sales. The compensation payable to the Managers shall be further distributed by the Designated Manager to the other Managers in accordance with the Allocations, within thirty (30) calendar days of each fiscal quarter end, or as otherwise mutually agreed to by the Managers. Each Manager shall have the right, for any reason and in its sole discretion, to decline receipt of its Allocation of the compensation (the “Declined Compensation”), in which case the amount of such Declined Compensation shall be distributed pro rata among the Managers who have not declined their respective Allocations.

(vii) Settlement for sales of the Shares pursuant to this Section 3(a) will occur on the second Business Day following the date on which such sales are made (each such day, a “Settlement Date”). On each Settlement Date, the Shares sold through the Designated Manager for settlement on such date shall be issued and delivered by the Company to the Designated Manager against payment by the Designated Manager of the aggregate Net Proceeds for the sale of such Shares. Settlement for all such Shares shall be effected by free delivery of the Shares to the Designated Manager’s account at The Depository Trust Company (“DTC”) in return for payments by the Designated Manager for such sale in same day funds delivered to the account designated by the Company. If the Company or its transfer agent (if applicable) shall default on its obligation to deliver the Shares on any Settlement Date, the Company shall (A) indemnify and hold the Designated Manager harmless against any loss, claim or damage arising from or as a result of such default by the Company and (B) pay the Designated Manager any commission to which the Managers would otherwise be entitled absent such default. If the Designated Manager breaches this Agreement by failing to deliver the aggregate Net Proceeds to the Company on any Settlement Date for the Shares delivered by the Company, the Designated Manager will pay the Company interest based on the effective overnight federal funds rate on such unpaid amount less any compensation due to the Designated Manager.

(viii) At each Applicable Time, Settlement Date and Representation Date (as defined in Section 4(k)), the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement as if such representation and warranty were made as of such date, modified as necessary to relate to the Registration Statement and the Prospectus as amended as of such date. Any obligation of the Designated Manager to use its reasonable efforts to sell the Shares on behalf of the Company shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 6 of this Agreement.

(b) If the Company wishes to issue and sell the Shares pursuant to this Agreement but other than as set forth in Section 3(a) of this Agreement (each, a “Placement”), it will notify the Designated Manager of the proposed terms of such Placement. If the Designated Manager, acting as principal, wishes to accept such proposed terms (which it may decline to do for any reason in its sole discretion) or, following discussions with the Company wishes to accept amended terms, the Designated Manager and the Company will enter into a Terms Agreement setting forth the terms of such Placement. The terms set forth in a Terms Agreement will not be binding on the Company or the Designated Manager unless and until the Company and the Designated Manager have each executed such Terms Agreement accepting all of the terms of such Terms Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Terms Agreement, the terms of such Terms Agreement will control.

(c) Each sale of the Shares to the Designated Manager shall be made in accordance with the terms of this Agreement and, if applicable, a Terms Agreement, which will provide for the sale of such Shares to, and the purchase thereof by, the Designated Manager. A Terms Agreement may also specify certain provisions relating to the reoffering of such Shares by the Designated Manager. The commitment of the Designated Manager to purchase the Shares pursuant to any Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Company herein contained and shall be subject to the terms and conditions herein set forth. Each Terms Agreement shall specify the number of the Shares to be purchased by the Designated Manager pursuant thereto, the price to be paid to the Company for such Shares, any provisions relating to rights of, and default by, underwriters acting together with the Designated Manager in the reoffering of the Shares, and the time and date (each such time and date being referred to herein as a “Time of Delivery”) and place of delivery of and payment for such Shares. Such Terms Agreement shall also specify any requirements for opinions of counsel, accountants’ letters and officers’ certificates pursuant to Section 6 of this Agreement and any other information or documents required by the Designated Manager. In the event the Company engages a Designated Manager for a sale of Shares as a principal that would constitute a “distribution,” within the meaning of Rule 100 of Regulation M under the Exchange Act or a “block” within the meaning of Rule 10b-18(a)(5) under the Exchange Act, the Company will provide such Designated Manager, at the Designated Manager’s request and upon reasonable advance notice to the Company, on or prior to the Applicable Time, such opinions of counsel, accountants’ letters and officers’ certificates pursuant to Section 6 of this Agreement and any other information or documents required by the Designated Manager, and the Company and the Designated Manager will agree to compensation that is customary for the Agent with respect to such transaction.

(d) Under no circumstances shall the number and aggregate amount of the Shares sold pursuant to this Agreement and any Terms Agreement exceed (i) the aggregate amount set forth in Section 1, (ii) the number of shares of the Capital Stock available for issuance under the currently effective Registration Statement or (iii) the number and aggregate amount of the Shares authorized from time to time to be issued and sold under this Agreement by the Board, or a duly authorized committee thereof, and notified to the Designated Manager in writing.

(e) If either party has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Shares, it shall promptly notify the other party and sales of the Shares under this Agreement and any Terms Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

(f) Notwithstanding any other provision of this Agreement, the Company shall not request the sale of any Shares that would be sold, and the Designated Manager shall not be obligated to sell, (i) during any period in which the Company is, or could be deemed to be, in possession of material non-public information; (ii) during any period commencing on the tenth business day prior to the date the Company shall issue a press release containing, or shall otherwise publicly announce, its financial position or results of operations (each, an “Earnings Announcement”) through and including the time that is 24 hours after the time that the Company files an Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, with the Commission that includes consolidated financial statements as of and for the same period or periods covered by such Earnings Announcement.

4. Agreements. The Company agrees with the Managers that:

(a) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172 or Rule 153) to be delivered under the Securities Act, the Company will not file any amendment of the Registration Statement or supplement (including the Prospectus Supplement) to the Base Prospectus unless the Company has furnished to the Managers a copy for its review prior to filing and will not file any such proposed amendment or supplement to which the Managers reasonably object. The Company has properly completed the Prospectus, in a form approved by the Managers, and filed such Prospectus, as amended at the Execution Time, with the Commission pursuant to the applicable paragraph of Rule 424(b) by the Execution Time and will cause any supplement to the Prospectus to be properly completed, in a form approved by the Managers, and will file such supplement with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed thereby and will provide evidence satisfactory to the Managers of such timely filing. The Company will promptly advise the Managers (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, during any period when the delivery of a prospectus (whether physically or through compliance with Rule 172 or any similar rule) is required under the Securities Act in connection with the offering or sale of the Shares, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) If, at any time on or after an Applicable Time but prior to the related Settlement Date or Time of Delivery, any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Managers so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to the Managers in such quantities as the Managers may reasonably request.

(c) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172 or Rule 153) to be delivered under the Securities Act, any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Prospectus, the Company promptly will (i) notify the Managers of any such event, (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 4, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its reasonable best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Prospectus and (iv) supply any supplemented Prospectus to the Managers in such quantities as the Managers may reasonably request.

(d) As soon as practicable, the Company will make generally available to its security holders and to the Managers an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158.

(e) The Company will furnish to the Managers and counsel for the Managers, without charge, signed copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by the Managers or dealer may be required by the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 or Rule 153), as many copies of the Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Managers may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering, as may be reasonably requested for use in connection with the offering.

(f) The Company will arrange, if necessary, for the qualification of the Shares for sale under the laws of such jurisdictions as the Managers may designate and will maintain such qualifications in effect so long as required for the distribution of the Shares; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Shares, in any jurisdiction where it is not now so subject.

(g) The Company agrees that, unless it has or shall have obtained the prior written consent of the Managers, and the Managers agree with the Company that, unless they have or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule II hereto. Any such free writing prospectus consented to by the Managers or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(h) The Company will not offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any other shares of Capital Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Capital Stock; or publicly announce an intention to effect any such transaction without (i) giving the Managers at least five Business Days’ prior written notice specifying the nature of the proposed transaction and the date of such proposed transaction and (ii) the Managers suspending acting under this Agreement for such period of time requested by the Company or as deemed appropriate by the Managers in light of the proposed transaction; provided, however, that the Company may issue and sell the Capital Stock pursuant to this Agreement or any Terms Agreement, any sales plan by an affiliate of the Company pursuant to Rule 10b5-1, any employee equity incentive or stock option plan, stock ownership plan or dividend reinvestment plan of the Company in effect at the Execution Time, the Company may issue the applicable capital stock issuable upon the conversion of securities or convertible notes or the exercise of warrants outstanding at the Execution Time, and each counterparty to the Company’s capped call confirmations related to its convertible notes may take commercially reasonable actions in connection with its hedge positions maintained in connection with the capped call confirmations outstanding at the Execution Time.

(i) The Company will not (i) take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, unlawful stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, purchase or pay any person (other than as contemplated by this Agreement or any Terms Agreement) any compensation for soliciting purchases of the Shares.

(j) The Company will, at any time during the term of this Agreement, as supplemented from time to time, advise the Managers immediately after it shall have received notice or obtain knowledge thereof, of any information or fact that would alter or affect any opinion, certificate, letter and other document provided to the Managers pursuant to Section 6 herein.

(k) Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented (other than a prospectus supplement relating solely to the offering of securities other than the Shares), (ii) the Company files an Annual Report on Form 10-K under the Exchange Act, (iii) the Company files a Quarterly Report on Form 10-Q under the Exchange Act, (iv) the Company files a Current Report on Form 8-K under the Exchange Act containing amended financial information (other than an earnings release or other information “furnished” pursuant to Items 2.02 or 7.01 of Form 8-K) under the Exchange Act, (v) the Shares are delivered to the Designated Manager as principal at the Time of Delivery pursuant to a Terms Agreement, or (vi) otherwise as the Managers may reasonably request (such commencement or recommencement date and each such date referred to in (i), (ii), (iii), (iv), (v) and (vi) above, a “Representation Date”), the Company shall, if requested by the Managers (provided that, in the case of clause (iv) above only if (1) a Placement Notice is pending and (2) the Managers reasonably determine that the information contained in such Form 8-K is material to a holder of Capital Stock or to an offering of the Shares), furnish or cause to be furnished to the Managers on the Representation Date (or, if reasonably agreed to by the Managers acting in good faith, within two (2) Business Days of the Representation Date) a certificate dated and delivered the date of such commencement or recommencement, effectiveness of such amendment, the date of filing with the Commission of such supplement or other document, the Time of Delivery, or promptly upon request, as the case may be, in form satisfactory to the Managers to the effect that the statements contained in the certificate referred to in Section 6(d) of this Agreement which were last furnished to the Managers are true and correct at the time of such commencement or recommencement, amendment, supplement, filing, or delivery, as the case may be, as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 6(d), modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such certificate.

The requirement to deliver a certificate under this Section 4(k) with respect to clauses (i), (iii), (iv), (v) or (vi) of the definition of Representation Date shall be automatically waived at a time at which no offering of Shares under this Agreement is ongoing, no Placement Notice is pending or no Terms Agreement is in effect (a “Waiver”), which Waiver, in each case, shall not apply the next time the Company delivers its next Placement Notice or enters into a Terms Agreement. Notwithstanding the foregoing, if the Company subsequently decides to sell Shares following a Representation Date when the Company relied on a Waiver and did not provide the Managers with a certificate under this Section 4(k), then before the Company delivers the Placement Notice or the Designated Manager sells any Shares, the Company shall provide the Managers with a certificate required under this Section 4(k), dated the date of the Placement Notice.

(l) At each Representation Date (or, if reasonably agreed to by the Managers acting in good faith, within two (2) Business Days of each Representation Date) that the Company delivers a certificate pursuant to Section 4(k), the Company shall furnish or cause to be furnished forthwith to the Managers and to counsel to the Managers a written opinion and negative assurance letter of Perkins Coie LLP, counsel to the Company (“Company Counsel”), or other counsel satisfactory to the Managers, dated the date that such written opinion and negative assurance letter are delivered, in form and substance satisfactory to the Managers, of the same tenor as the opinion and negative assurance letter referred to in Section 6(b) of this Agreement, but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion and negative assurance letter, or, in lieu of such opinion and negative assurance letter, such counsel shall furnish the Managers with a letter substantially to the effect that the Managers may rely on the opinion and negative assurance letter of such counsel referred to in Section 6(b), furnished to the Managers, to the same extent as though they were dated the date of such letter authorizing reliance (except that statements in such last opinion and negative assurance letter of such counsel shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such letter authorizing reliance).

(m) At each Representation Date (or, if reasonably agreed to by the Managers acting in good faith, within two (2) Business Days of each Representation Date) that the Company delivers a certificate pursuant to Section 4(k), Fenwick & West LLP, counsel to the Managers, shall deliver a written opinion, which shall contain a statement of negative assurance, dated the date that such written opinion are delivered, in form and substance satisfactory to the Managers, of the same tenor as the opinions referred to in Section 6(c) of this Agreement but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion, containing a statement of negative assurance.

(n) At each Representation Date (or, if reasonably agreed to by the Managers acting in good faith, within two (2) Business Days of each Representation Date) that the Company delivers a certificate pursuant to Section 4(k), the Company shall cause Deloitte & Touche LLP (the “Accountants”), or other independent accountants satisfactory to the Managers forthwith, to furnish to the Managers and the counsel to the Managers a letter, dated the date such letter is delivered, in form satisfactory to the Managers, of the same tenor as the letter referred to in Section 6(e) of this Agreement but modified to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

(o) At each Representation Date (or, if reasonably agreed to by the Managers acting in good faith, within two (2) Business Days of each Representation Date) that the Company delivers a certificate pursuant to Section 4(k), the Company shall cause the Company’s Chief Financial Officer to furnish to the Managers and the counsel to the Managers a certificate dated the date such letter is delivered, in form satisfactory to the Managers, of the same tenor as the letter referred to in Section 6(f) of this Agreement but modified to relate to the Registration Statement, Disclosure Package and the Prospectus, as amended and supplemented to the date of such letter.

(p) Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and at each Representation Date and at such other times that may be reasonably requested by a Manager (which shall be once every other week or otherwise), unless a Waiver is applicable, the Company will conduct a due diligence session, in form and substance satisfactory to the Managers, which shall include representatives of the management and the independent accountants of the Company. The Company shall cooperate timely with any reasonable due diligence request from or review conducted by the Managers or their agents from time to time in connection with the transactions contemplated by this Agreement, including, without limitation, providing information and available documents and access to appropriate corporate officers and the Company’s agents during regular business hours and at the Company’s principal offices, and timely furnishing or causing to be furnished such certificates, letters and opinions from the Company, its officers and its agents, as the Managers may reasonably request.

(q) The Company consents to the Managers trading in the Capital Stock for the Managers’ own accounts and for the account of their clients at the same time as sales of the Shares occur pursuant to this Agreement or pursuant to a Terms Agreement.

(r) The Company will either (a) disclose in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, the number of Shares sold through the Managers under this Agreement, the Net Proceeds to the Company and the compensation paid by the Company with respect to sales of Shares pursuant to this Agreement during the relevant quarter or (b) prepare a prospectus supplement containing, or include in such other filing permitted by the Securities Act or Exchange Act, such summary information and, at least once a quarter and subject to this Section 4, file such prospectus supplement pursuant to Rule 424(b) under the Securities Act (and within the time periods required by Rule 424(b) and Rule 430B under the Securities Act) and deliver such number of copies of each such prospectus supplement to the Nasdaq as are required by such exchange.

(s) If to the knowledge of the Company, the conditions set forth in Section 6(a), 6(f) or 6(h) shall not be true and correct on the applicable Settlement Date, the Company will offer to any person who has agreed to purchase Shares from the Company as the result of an offer to purchase solicited by a Designated Manager the right to refuse to purchase and pay for such Shares.

(t) Each acceptance by the Company of an offer to purchase the Shares hereunder, and each execution and delivery by the Company of a Terms Agreement, shall be deemed to be an affirmation to the Managers that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance or of such Terms Agreement as though made at and as of such date, and an undertaking that such representations and warranties will be true and correct as of the Settlement Date for the Shares relating to such acceptance or as of the Time of Delivery relating to such sale, as the case may be, as though made at and as of such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Shares).

(u) The Company shall ensure that there are at all times sufficient shares of Capital Stock to provide for the issuance, free of any preemptive rights, out of its authorized but unissued shares of Capital Stock or shares of Capital Stock held in treasury, of the maximum aggregate number of Shares authorized for issuance by the Board pursuant to the terms of this Agreement. The Company will use its commercially reasonable efforts to cause the Shares to be listed for trading on the Nasdaq and to maintain such listing.

(v) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) under the Securities Act, the Company will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the regulations thereunder.

(w) The Company shall cooperate with Managers and use its reasonable efforts to permit the Shares to be eligible for clearance and settlement through the facilities of DTC.

(x) The Company will apply the Net Proceeds from the sale of the Shares in the manner set forth in the Prospectus.

5. Payment of Expenses.

(a) The Company agrees to pay the costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated hereby are consummated, including without limitation: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), the Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, the Prospectus, and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Shares; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Shares, including any stamp or transfer taxes in connection with the original issuance and sale of the Shares; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Shares; (v) the registration of the Shares under the Exchange Act and the listing of the Shares on the Nasdaq; (vi) any registration or qualification of the Shares for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Managers relating to such registration and qualification); (vii) any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”) (including filing fees and the reasonable fees and expenses of counsel for the Managers relating to such filings); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Shares; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; (x) the reasonable documented out-of-pocket expenses of the Managers, including the reasonable fees, disbursements and expenses of counsel for the Managers in connection with this Agreement and the Registration Statement and ongoing services in connection with the transactions contemplated hereunder; and (xi) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

6. Conditions to the Obligations of the Managers. The obligations of the Managers under this Agreement and any Terms Agreement shall be subject to (i) the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, each Representation Date, and as of each Applicable Time, Settlement Date and Time of Delivery, (ii) to the performance by the Company of its obligations hereunder and (iii) the following additional conditions:

(a) The Prospectus, and any supplement thereto, required by Rule 424 to be filed with the Commission have been filed in the manner and within the time period required by Rule 424(b) with respect to any sale of Shares; any other material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b) The Company shall have requested and caused the Company Counsel to furnish to the Managers, on every date specified and as described in Section 4(l) of this Agreement, its opinion and negative assurance letter, dated as of such date and addressed to the Managers, in form and substance reasonably satisfactory to the Managers modified as necessary to relate to the Registration Statement, Disclosure Package and the Prospectus as amended and supplemented to the time of delivery of such opinion, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(c) The Managers shall have received from Fenwick & West LLP, counsel for the Managers, on every date specified and as described in Section 4(m) of this Agreement, such opinion or opinions, dated as of such date and addressed to the Managers, in form and substance reasonably satisfactory to the Managers modified as necessary to relate to the Registration Statement, Disclosure Package and the Prospectus as amended and supplemented to the time of delivery of such opinion, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d) The Company shall have furnished or caused to be furnished to the Managers, on every date specified in Section 4(k) of this Agreement, a certificate of the Company, signed by the principal executive officer and the principal financial or accounting officer of the Company, dated as of such date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Disclosure Package and the Prospectus and any supplements or amendments thereto and this Agreement and that:

(i) the representations and warranties of the Company in this Agreement are true and correct on and as of such date with the same effect as if made on such date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such date;

(ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened;

(iii) since the date of the most recent financial statements included in the Disclosure Package, there has been no Material Adverse Effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Prospectus; and

(iv) the resolutions duly adopted by the Board of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby (including, without limitation, the issuance of the Shares (as defined therein) pursuant to the Sales Agreement) are in full force and effect on and as of such date with the same effect as if made on such date.

(e) The Company shall have requested and caused the Accountants to have furnished to the Managers, on every date specified in Section 4(n) hereof and to the extent requested by the Managers in connection with any offering of the Shares, letters (which may refer to letters previously delivered to the Managers), dated as of such date, in form and substance reasonably satisfactory to the Managers, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Disclosure Package.

(f) The Company shall have caused the Company’s Chief Financial Officer to have furnished to the Managers, on every date specified in Section 4(o) hereof and to the extent requested by the Managers in connection with any offering of the Shares, a certificate of the Company’s Chief Financial Officer, dated as of such date, in form and substance reasonably satisfactory to the Managers, containing “management comfort” with respect to certain data included or incorporated by reference in the Registration Statement, Disclosure Package and Prospectus.

(g) Since the respective dates as of which information is disclosed in the Registration Statement and the Disclosure Package, except as otherwise stated therein, there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), operating results, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Managers, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Registration Statement, the Disclosure Package and the Prospectus.

(h) The Company shall have paid the required Commission filing fees relating to the Shares within the time period required by Rule 456(b)(1)(i) of the Securities Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the Securities Act and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(i) Between the Execution Time and the time of any sale of Shares through the Managers, there shall not have been any decrease in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(j) FINRA shall not have raised any objection with respect to the fairness and reasonableness of the terms and arrangements under this Agreement.

(k) The Shares shall have been listed and admitted and authorized for trading on Nasdaq, and satisfactory evidence of such actions shall have been provided to the Managers.

(l) Prior to each Settlement Date and Time of Delivery, as applicable, the Company shall have furnished to the Managers such further information, certificates and documents as the Managers may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Managers and counsel for the Managers, this Agreement and all obligations of the Managers hereunder may be canceled at, or at any time prior to, any Settlement Date or Time of Delivery, as applicable, by the Managers. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of Fenwick & West LLP, counsel for the Managers, at 1191 2nd Avenue, Seattle, Washington 98101, on each such date as provided in this Agreement.

7. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless the Managers, the directors, officers, employees, affiliates and agents of the Managers and each person who controls the Managers within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Shares as originally filed or in any amendment thereof, or in the Base Prospectus, the Prospectus Supplement, the Prospectus, or any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by the Managers specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Company may otherwise have. The Company acknowledges that the name and contact information of the Managers in the Prospectus Supplement and the Prospectus constitute the only information furnished in writing by or on behalf of the Managers for inclusion in the Prospectus Supplement, the Prospectus or any Issuer Free Writing Prospectus.

(b) Each of the Managers agree, severally and not jointly, to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Managers, but only with reference to written information relating to the Managers furnished to the Company by the Managers specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which the Managers may otherwise have.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable and documented fees, costs and expenses of such separate counsel, other than local counsel if not appointed by the indemnifying party, if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all persons to be indemnified, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for the Managers, their affiliates, directors and officers and any control persons of the Managers shall be designated in writing by the Managers. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent: (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 7 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Managers agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and the Managers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Managers on the other from the offering of the Shares. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Managers severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Managers on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Managers shall be deemed to be equal to the total compensation received by each such Manager, in each case as determined by this Agreement or any applicable Terms Agreement. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Managers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Managers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), in no event shall the Managers be required to contribute any amount in excess of the amount by which the underwriting discount or commission, as the case may be, applicable to the Shares purchased by the Managers hereunder exceeds the amount of any damages that the Managers have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls the Managers within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee, affiliate and agent of the Managers shall have the same rights to contribution as the Managers, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

8. Termination.

(a) The Company shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) if Shares have been sold through the Designated Manager for the Company, then Section 4(t) shall remain in full force and effect for such Designated Manager, (ii) with respect to any pending sale, through the Designated Manager for the Company, the obligations of the Company, including in respect of compensation of the Designated Manager, shall remain in full force and effect notwithstanding the termination and (iii) the provisions of Sections 2, 5, 7, 10, 11, 13 and 15 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b) Each of the Managers shall have the right, by giving written notice to the Company and the other Managers as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time, with respect to such Manager only. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 2, 5, 7, 10, 11, 13, 15 and 16 of this Agreement shall remain in full force and effect notwithstanding such termination. Following any such termination by a Manager, this Agreement shall remain in effect as to each other Manager that has not exercised its right to terminate the provisions of this Agreement pursuant to this Section 8(b) and any obligations and rights of the Managers under this Agreement shall be satisfied by or afforded to, as applicable, only such other Managers and Schedule I to this Agreement shall be deemed to be amended to distribute the percentage allocated to such terminating Manager pro rata among the other Managers.

(c) This Agreement shall remain in full force and effect unless terminated pursuant to Sections 8(a) or (b) above or otherwise by mutual agreement of the parties; provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 2, 5, 7 and 10 shall remain in full force and effect.

(d) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by the Managers or the Company, as the case may be. If such termination shall occur prior to the Settlement Date or Time of Delivery for any sale of the Shares, such sale shall settle in accordance with the provisions of Section 3(a)(vii) of this Agreement.

(e) In the case of any purchase of Shares by a Designated Manager pursuant to a Terms Agreement, the obligations of the Designated Manager pursuant to such Terms Agreement shall be subject to termination, in the absolute discretion of the Designated Manager, by notice given to the Company prior to the Time of Delivery relating to such Shares, if at any time prior to such delivery and payment (i) trading in the Company’s Capital Stock shall have been suspended by the Commission or Nasdaq or trading in securities generally on the New York Stock Exchange or Nasdaq or any other securities exchange on which the Capital Stock generally trades shall have been suspended or limited or minimum prices shall have been established on either of such exchanges, (ii) a material disruption in securities settlement, payment or clearance services in the United States or other relevant jurisdictions shall have occurred, (iii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Managers, impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Prospectus (exclusive of any amendment or supplement thereto).

9. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Manager that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Manager of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Manager that is a Covered Entity or a BHC Act Affiliate of such Manager becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Manager are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

10. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Managers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by the Managers or the Company or any of the officers, directors, employees, affiliates, agents or controlling persons referred to in Section 7 hereof, and will survive delivery of and payment for the Shares.

11. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Managers, will be mailed, delivered, telefaxed or emailed to each Manager in accordance with Schedule III hereto; or, if sent to the Company, will be mailed, or delivered to Zillow Group, Inc., 1301 2nd Avenue, Floor 31, Seattle, WA 98101, Attention: Bradley D. Owens, or such other address of the Company set forth in the Registration Statement, or emailed to ATMconfirms@zillowgroup.com, with a copy to Perkins Coie LLP, 1201 3rd Avenue, Suite 4900, Seattle, WA 98101, Attention: Andrew B. Moore and Allison C. Handy.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

13. No Advisory or Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Managers and any affiliate through which they may be acting, on the other, and does not constitute a recommendation, investment advice, or solicitation of any action by the Managers, (b) the Managers are acting solely as sales agent and/or principal in connection with the purchase and sale of the Company’s securities and not as a fiduciary of the Company, (c) the Company’s engagement of the Managers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity and (d) none of the activities of the Managers in connection with the transactions contemplated herein constitutes a recommendation, investment advice or solicitation of any action by the Managers with respect to any entity or natural person. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Managers has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that any Manager has rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

14. Integration. This Agreement and any Terms Agreement supersede all prior agreements and understandings (whether written or oral) between the Company and the Managers with respect to the subject matter hereof.

15. Applicable Law. This Agreement and any Terms Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

16. Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any Terms Agreement or the transactions contemplated hereby or thereby.

17. Counterparts. This Agreement and any Terms Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. This Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18. Headings. The section headings used in this Agreement and any Terms Agreement are for convenience only and shall not affect the construction hereof.

19. Definitions. The terms that follow, when used in this Agreement and any Terms Agreement, shall have the meanings indicated.

“Applicable Time” shall mean, with respect to any Shares, the time of sale of such Shares pursuant to this Agreement or any relevant Terms Agreement.

“Base Prospectus” shall mean the base prospectus referred to in Section 2(a) above contained in the Registration Statement at the Execution Time.

“BHC Act Affiliate” shall mean “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or Seattle, Washington.

“Commission” shall mean the Securities and Exchange Commission.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” shall mean default right as defined and interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Prospectus Supplement, (iii) the Issuer Free Writing Prospectuses, if any, identified in Schedule II hereto, (iv) the public offering price of Shares sold at the relevant Applicable Time and (v) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Prospectus” shall mean the Base Prospectus, as supplemented by the Prospectus Supplement.

“Prospectus Supplement” shall mean the most recent prospectus supplement relating to the Shares that was first filed pursuant to Rule 424(b) at or prior to the Execution Time.

“Registration Statement” shall mean the registration statement referred to in Section 2(a) above, including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective, shall also mean such registration statement as so amended.

“Rule 153”, “Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B”,and “Rule 433” refer to such rules under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“U.S. Special Resolution Regime” shall mean each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“Well-Known Seasoned Issuer” shall mean a well-known seasoned issuer, as defined in Rule 405.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the Managers.

Very truly yours,

Zillow Group, Inc.

By:	/s/ Allen Parker
Name: Allen Parker
Title: Chief Financial Officer

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first written above.

Citigroup Global Markets Inc.

By:	/s/ Colton Houseman
	Name:	Colton Houseman
	Title:	Vice President

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first written above.

Goldman Sachs & Co. LLC

By:	/s/ William D. Connolly III
Name: William D. Connolly III
Title: Managing Director

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first written above.

BofA Securities, Inc.

By:	/s/ Stewart Barry
Name: Stewart Barry
Title: Managing Director

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first written above.

Credit Suisse Securities (USA) LLC

By:	/s/ Homan Milani
Name: Homan Milani
Title: Managing Director, Head of West Coast Internet Investment Banking

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first written above.

Deutsche Bank Securities Inc.

By:	/s/ Justin Smolkin
Name: Justin Smolkin
Title: Managing Director

By:	/s/ Kushal Saha
Name: Kushal Saha
Title: Managing Director

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first written above.

Evercore Group L.L.C.

By:	/s/ Zaheed Kajani
Name: Zaheed Kajani
Title: Senior Managing Director

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first written above.

J.P. Morgan Securities LLC

By:	/s/ Stephanie Little
Name: Stephanie Little
Title: Executive Director

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is

hereby confirmed and accepted

as of the date first written above.

Morgan Stanley & Co. LLC

By:	/s/ Lauren Cummings
Name: Lauren Cummings
Title: Managing Director

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is

hereby confirmed and accepted

as of the date first written above.

Zelman Partners LLC

By:	/s/ Stephen H. Wank
Name: Stephen H. Wank
Title: CFO/CCO

[Signature Page to Equity Distribution Agreement]

SCHEDULE I

Allocations

[Omitted.]

SCHEDULE II

Schedule of Free Writing Prospectuses included in the Disclosure Package

None.

SCHEDULE III

Manager Notices

Citigroup Global Markets Inc.:	Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013 Attention: General Counsel Facsimile: (646) 291-1469

Goldman Sachs & Co. LLC:	Goldman Sachs & Co. LLC 200 West Street New York, New York 10282 Attention: Registration Department

BofA Securities, Inc.:	BofA Securities, Inc. One Bryant Park New York, New York 10036 Attention: ATM Execution

Credit Suisse Securities (USA) LLC:	Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, New York 10010-3629 Facsimile: (212) 325-4296 Attention: IBCM-Legal

Deutsche Bank Securities Inc.:	Deutsche Bank Securities Inc. 60 Wall Street New York, New York 10005 Attention: ECM Syndicate Team Email: samir.abu-khadra@db.com

Evercore Group L.L.C.:	Evercore Group L.L.C. 55 East 52nd Street New York, New York 10055 Attention: Kenneth A. Masotti, Esq.

J.P. Morgan Securities LLC:	J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179 Attention: Special Equities Group Attention: Stephanie Little

Morgan Stanley & Co. LLC:	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036 Attention: Equity Syndicate Desk (with copy to the Legal and Compliance Division)

Zelman Partners LLC:	Zelman Partners LLC 330 Madison Avenue, 34th Floor New York, New York 10017

with a copy to:

Fenwick & West LLP

1191 2nd Avenue

Seattle, WA 98101

Attention: James D. Evans and Katherine K. Duncan

Email addresses: jevans@fenwick.com; kduncan@fenwick.com

[Form of Terms Agreement]	ANNEX I

ZILLOW GROUP, INC.

Class C Common Stock

TERMS AGREEMENT

______, 2021

[name/address of Designated Manager]

Ladies and Gentlemen:

Zillow Group, Inc. (the “Company”) proposes, subject to the terms and conditions stated herein and in the Equity Distribution Agreement, dated [date], 2021 (the “Equity Distribution Agreement”), among the Company, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, BofA Securities, Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Evercore Group L.L.C., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Zelman Partners LLC, to issue and sell to [name of designated manager] (the “Designated Manager”) the securities specified in the Schedule I hereto (the “Purchased Shares”)[, and solely for the purpose of covering over-allotments, to grant to the Designated Manager the option to purchase the additional securities specified in the Schedule I hereto (the “Additional Shares”)]. [Include only if the Designated Manager has an over-allotment option]

[The Designated Manager shall have the right to purchase from the Company all or a portion of the Additional Shares as may be necessary to cover over-allotments made in connection with the offering of the Purchased Shares, at the same purchase price per share to be paid by the Designated Manager to the Company for the Purchased Shares. This option may be exercised by the Designated Manager at any time (but not more than once) on or before the thirtieth day following the date hereof, by written notice to the Company. Such notice shall set forth the aggregate number of shares of Additional Shares as to which the option is being exercised, and the date and time when the Additional Shares are to be delivered (such date and time being herein referred to as the “Option Closing Date”); provided, however, that the Option Closing Date shall not be earlier than the Time of Delivery (as set forth in the Schedule I hereto) nor earlier than the second business day after the date on which the option shall have been exercised nor later than the fifth business day after the date on which the option shall have been exercised. Payment of the purchase price for the Additional Shares shall be made at the Option Closing Date in the same manner and at the same office as the payment for the Purchased Shares.] [Include only if the Designated Manager has an over-allotment option]

Each of the provisions of the Equity Distribution Agreement not specifically related to the solicitation by the Designated Manager, as agent of the Company, of offers to purchase securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement [and] [,] the Time of Delivery [and any

Option Closing Date] [Include only if the Designated Manager has an over-allotment option], except that each representation and warranty in Section 2 of the Equity Distribution Agreement which makes reference to the Prospectus (as therein defined) shall be deemed to be a representation and warranty as of the date of the Equity Distribution Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Terms Agreement [and] [,] the Time of Delivery [and any Option Closing Date] [Include only if the Designated Manager has an over-allotment option] in relation to the Prospectus as amended and supplemented to relate to the Purchased Shares.

An amendment to the Registration Statement (as defined in the Equity Distribution Agreement), or a supplement to the Prospectus, as the case may be, relating to the Purchased Shares[and the Additional Shares] [Include only if the Designated Manager has an over-allotment option], in the form heretofore delivered to the Manager is now proposed to be filed with the Securities and Exchange Commission.

Subject to the terms and conditions set forth herein and in the Equity Distribution Agreement which are incorporated herein by reference, the Company agrees to issue and sell to the Designated Manager and the latter agrees to purchase from the Company the number of shares of the Purchased Shares at the time and place and at the purchase price set forth in the Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Terms Agreement, including those provisions of the Equity Distribution Agreement incorporated herein by reference, shall constitute a binding agreement between the Managers and the Company.

Zillow Group, Inc.

By:
Name:
Title:

ACCEPTED as of the date first written above.

[Designated Manager]

By:
Name:
Title:

[Form of Terms Agreement]	Schedule I to the Terms Agreement

Title of Purchased Shares [and Additional Shares]:

Class C Capital Stock, par value $0.0001 per share

Number of Shares of Purchased Shares:

[Number of Shares of Additional Shares:]

[Price to Public:]

Purchase Price by [names of managers/designated managers]:

Method of and Specified Funds for Payment of Purchase Price:

By wire transfer to a bank account specified by the Company in same day funds.

Method of Delivery:

Free delivery of the Shares to the Manager’s account at The Depository Trust Company in return for payment of the purchase price.

Time of Delivery:

Closing Location:

Documents to be Delivered:

The following documents referred to in the Equity Distribution Agreement shall be delivered as a condition to the closing at the Time of Delivery [and on any Option Closing Date]:

(1) The opinion referred to in Section 4(l).

(2) The opinion referred to in Section 4(m).

(3) The accountants’ letter referred to in Section 4(n).

(4) The officers’ certificate referred to in Section 4(k).

(5) The chief financial officers’ certificate referred to in Section 4(o).

(6) Such other documents as the Manager shall reasonably request.

ANNEX II

Significant Subsidiaries:

Signpost Homes, Inc.

Zillow, Inc.